UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

DIODES INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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DIODES INCORPORATED

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2022

Diodes Incorporated (the “Company”) is writing to supplement the information included in its Notice of 2022 Annual Meeting and Proxy Statement filed on April 14, 2022 (the “Proxy Statement”). Specifically, in its Proxy Statement, the Company asked for stockholder approval of the 2022 Equity Incentive Plan (“2022 Plan”), including approval of 7,000,000 shares authorized for issuance thereunder, at the Company’s 2022 Annual Meeting of Stockholders scheduled for May 25, 2022 (the “Annual Meeting”). In the Proxy Statement, the Company disclosed that as of December 31, 2021, 2,230,763 shares remained outstanding under the Company’s 2013 Equity Incentive Plan (“2013 Plan”). Upon approval of the 2022 Plan, the shares that are unissued under the 2013 Plan and not subject to an outstanding 2013 Plan award will no longer be available for issuance under either the 2013 Plan or the 2022 Plan.

The Company hereby clarifies that upon approval of the 2022 Plan, the shares which are issued (and not forfeited) under any award granted subsequent to December 31, 2021, will reduce the remaining shares available under the 2022 Plan.

The Company further clarifies that upon approval of the 2022 Plan no additional awards will be granted under the 2013 Plan.

To reflect the clarification above we are amending this table from the Proxy Statement to include footnote 4.

(1) Shares issuable pursuant to outstanding options and awards under the 2001 Incentive Plan and the 2013 Plan as of December 31, 2021.

(2) Weighted average exercise price based on 5,000 stock options outstanding at December 31, 2021.

(3) Represents shares of Common Stock that may be issued pursuant to future awards under the 2013 Plan.

(4) Upon approval of the 2022 Plan, no additional awards will be granted under the 2013 Plan and any awards granted subsequent to December 31, 2021, will reduce the remaining shares available under the 2022 Plan.

This supplement to the Proxy Statement is being filed with the SEC and made available to the Company’s stockholders on or about May 10, 2022. The Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, are available at https://investor.diodes.com/proxy-materials-and-annual-reports.

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. We are asking for your support by voting “FOR” all proposals at the Annual Meeting of Stockholders. In particular, we are requesting your support by voting “FOR” Proposal 2, Approval of the 2022 Equity Incentive Plan.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.